Exhibit 99.1

Intercontinental Exchange Announces Agreement to Acquire Simplifile LC

Supports drive toward digital mortgage production

ATLANTA & NEW YORK, May 1, 2019 – Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, today announced that it has entered into a definitive agreement to acquire Simplifile, LC. Simplifile operates one of the largest networks connecting the agents and jurisdictions that underpin national mortgage records, serving as an electronic liaison between lenders, settlement agents, and county recording offices, streamlining the local recording of residential mortgage transactions.

As a pioneer in helping its customers submit electronic documents into the public record, the acquisition of Simplifile expands the ICE Mortgage Services portfolio, which includes MERS. Simplifile and MERS support the residential lending industry’s shift to digitization and will, together, help to make the mortgage closing process simpler, faster, and more transparent for a range of industry stakeholders.

ICE will pay $335 million to acquire Simplifile, which is based in Provo, Utah and has no debt. The transaction is expected to close in the third quarter of this year, subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. ICE does not expect the transaction to have any impact on its previously announced capital return plans. Upon closing, Simplifile, which has approximately 200 employees, will continue to be based in Provo and operate under the Simplifile name.

“Originators, consumers, and investors can obtain significant benefits and savings as the real estate process shifts from paper-based to digital transactions. Simplifile understood this trend early, uniquely solving for the critical aspect of submitting required documents into the public record in a seamless, auditable and transparent method,” said Chris McEntee, President of ICE Mortgage Services. “By connecting lenders, settlement agents, and counties through a robust network, Simplifile will enhance ICE’s efforts to further streamline a legacy process ripe for innovation,” McEntee added.

Simplifile was founded in 2000 with the goal of digitizing the closing process of the real estate industry. Starting with Utah County, it began the process of onboarding, one by one, all 3,594 mortgage recording jurisdictions in the U.S. Simplifile today connects 1,922 counties in the United States, representing over 80 percent of the U.S. population. Leveraging its core eRecording product, Simplifile continues to introduce additional electronic solutions to serve the entire real estate transaction supply chain. The company has delivered a consistent history of revenue growth and has been profitable every year since its founding.

“We’ve seen how ICE has helped to transform markets going through an analog to digital conversion and has made them more transparent and efficient for all participants,” said Paul Clifford, Founder and President of Simplifile. “We are closely aligned with ICE’s vision as it applies to the residential mortgage industry and, as we become part of Intercontinental Exchange, our team at Simplifile will continue our efforts to simplify the industry for all of its stakeholders,” Clifford added.

As an indication of the increased pace of transformation of the mortgage industry, ICE and MERS announced earlier in April that the number of eNotes added to the MERS® eRegistry during the first quarter of 2019 exceeded the total number of eNotes registered for all of 2018. An electronic note, or eNote, is the functional equivalent of a paper promissory note when created in conformity with eCommerce law requirements, and upon origination, is registered on the MERS® eRegistry. Digital solutions such as the eNote are gaining traction and represent an important step towards a fully electronic mortgage.

About Simplifile, LC

Simplifile, the nation’s largest e-recording network, was founded in 2000 to connect settlement agents and county recorders via its e-recording service. Today Simplifile has broadened its services to include collaboration tools and post-closing visibility for mortgage lenders and settlement agents working together on real estate documents. Through Simplifile, users can securely record, share and track documents, data and fees with ease. To learn more, visit https://simplifile.com/

About MERSCORP Holdings, Inc.

MERSCORP Holdings, Inc. is a subsidiary of Intercontinental Exchange (NYSE: ICE) and operates the MERS® System, MERS® eRegistry and all other MERS® products and services. The MERS® System is a national electronic database that tracks changes in mortgage servicing and beneficial ownership interests in residential mortgage loans on behalf of its members. The MERS® eRegistry is the system of record for identifying the Controller (holder) and Location (custodian) for the authoritative copy of an eNote.  Learn more about the MERS® System or MERS® eRegistry at www.mersinc.org.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. As the parent company of the New York Stock Exchange, the company raises more capital than any other exchange in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).” Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 7, 2019.

ICE Media Contact:
Josh King
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212-656-2490

ICE Investor Contact:
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